Exhibit 23.1

Raymond Chabot Grant Thornton LLP
Suite 2000 National Bank Tower
600 De La Gauchetière Street West Montréal, Quebec
H3B 4L8
Consent of Independent Registered
Public Accounting Firm	T 514-878-2691

We have issued our report dated April 29, 2024 with respect to the consolidated financial statements of Ceapro Inc. included in the Form 6-K of Aeterna Zentaris Inc. filed on May 14, 2024. We consent to the incorporation by reference of the said report in the Registration Statements of Aeterna Zentaris Inc. on Form F-3 (File No. 333- 254680) and on Forms S-8 (File No. 333-224737, File No. 333-210561 and File No. 333-200834).

/s/ Raymond Chabot Grant Thornton LLP

Montréal, Canada

May 14, 2024

Member of Grant Thornton International Ltd	rcgt.com